Exhibit 99.A1

CERTIFICATE OF TRUST

OF

CNL ENERGY TOTAL RETURN FUND

This Certificate of Trust of CNL Energy Total Return Fund (the “Trust”) is being duly executed and filed by the undersigned, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. sec. 3801 et seq.)

1.	The name of the statutory trust formed by this Certificate of Trust is CNL Energy Total Return Fund.

2.	The name and business address of the Registered Agent in the State of Delaware is: National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

3.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

IN WITNESS WHEREOF, on the 25th day of February, 2015, the undersigned, being the Trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Delaware Statutory Trust Act. This Certificate of Trust shall be effective as of the date of filing by the Delaware Secretary of State.

TRUSTEE:

By:	/s/ Thomas K. Sittema
Thomas K. Sittema, not in his individual capacity but solely as Trustee

TRUSTEE:

By:	/s/ Kenneth Ryan
Kenneth Ryan, not in his individual capacity but solely as Trustee